Exhibit 10.1 Amended and Restated Employment Agreement between Redhook Ale Brewery, Incorporated and Paul S. Shipman, dated February 13, 2008


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated February 13, 2008, amends and restates that Employment Agreement dated November 19, 2007 (the "Original Agreement"), between Redhook Ale Brewery, Incorporated ("Employer" and, also, "Company") and Paul S. Shipman ("Employee").


     1. Explanatory Statement

          a. Employer is engaged in the business of brewing, packaging, marketing, and distributing alcoholic malt beverages and other beverages.

          b. Employee has specialized expertise in the business of brewing, packaging, marketing, and distributing alcoholic malt beverages, and other beverages and is the Chairman and Chief Executive Officer of Employer.

          c. Employer has entered into an Agreement and Plan of Merger with Widmer Brothers Brewing Company, and intends to appoint Employee as Chairman Emeritus and Consultant to the Board of Directors of Employer as of the effective date ("Effective Date") of the merger if the merger is approved by the shareholders of each company.

          d. Employee accepts such continued employment with Employer and agrees to render the services for Employer on the terms and conditions set forth in this Agreement.

          e. The Effective Date of the merger having been delayed to July 1, 2008, or later, the parties desire to clarify the provisions of the Original Agreement relating to Employee's stock options.

     2. Term of Employment. The term of this Agreement commences on the Effective Date and, subject to the further provisions of this Agreement, ends on the last day of the month in which the first anniversary of the Effective Date occurs ("Termination Date").

     3 Employment Terms

          a. Until the Effective Date, Employee will continue as Chief Executive Officer of Employer under the terms of his present letter agreement with the Employer, at his present level of compensation.

          b. On the Effective Date, Employee's employment as Chief Executive shall terminate and Employee shall receive all bonuses due under his present employment agreement, pro-rated up to and including the Effective Date , and shall receive his accrued vacation and sick leave pay. The remaining provisions of this Agreement will apply from and after the Effective Date. As of the Effective Date, Employer employs Employee as Consultant to the Board with the title Chairman Emeritus, and, and Employee agrees to render such consulting services commencing with the Effective date for and on behalf of Employer under the direction and supervision of the Board of Directors. Employer shall give Employee reasonable notice of the times his presence in the Portland or Seattle offices of the Company is needed for consultation, and Employee shall make himself reasonably available for phone consultation while he is not on vacation or traveling on other business. Employee shall provide these services professionally and competently between the Effective Date and the Termination Date, with the total number of days devoted to Employer not to exceed 180.

     4. Compensation.

          a. Employer will pay Employee, as compensation for services rendered under this Agreement as Chairman Emeritus and Consultant a minimum base salary of Ninety Thousand and no/100 Dollars ($90,000) per year in accordance with Employer's normal payroll policies; and, in the event Employee is called on to render services during this period in excess of 180 days, Employee shall receive compensation at the rate of $500 per day; and

          b. Employee will be reimbursed for all business expenses related to travel to Portland, Oregon on Employer's business, including lodging and a mileage allowance if Employee is traveling in his own automobile.

          c. From and after the Termination Date Employer shall pay Employee, for two (2) additional years the salary in effect as of the date this Agreement, which is Two Hundred Sixty Seven Thousand Eight Hundred and 16/100 Dollars ($267,800.16) (hereafter, the "Current Salary"). The Current Salary shall be paid in accordance with standard payroll policies. On the Termination Date, Employer shall pay any accrued vacation and sick leave pay. In addition, Employer shall pay the monthly premium for continuation (COBRA) coverage under Employer's health care plans for Employee for a period of 18 months following the Termination Date, if Employee properly and timely elects such coverage as provided for in Employer's COBRA notice materials, except that such payments shall end earlier if Employee becomes eligible to participate in the group health plan of a subsequent employer. Employee agrees to notify Employer as soon as possible if Employee becomes eligible to participate in a group health plan of a subsequent employer within 18 months of the effective date of termination

     5. Vacations and Fringe Benefits. Employer shall provide Employee four (4) weeks vacation, retirement and other fringe benefits provided other similarly situated executive employees of Employer in accordance with the terms and conditions of such benefit plans and programs as they may be amended from time to time.

     6. Early Termination of Employment.

          a. Employer may at its option terminate the employment of Employee with no further obligation to compensate Employee through written notice to Employee for any of the following reasons:

          (1) Employee materially breaches any of the provisions of this Agreement and fails to cure the breach within thirty (30) days after receiving specific written notice of the breach; or

          (2) Employee has engaged in conduct which in the event he were to remain employed by Employer would substantially and adversely impair the interests of Employer; or

          (3) Employee engages in fraud, dishonesty or self-dealing relating to or arising out of his employment; or

          (4) Employee violates any criminal law relating to his employment or to the Company; or

          (5) Employee repeatedly refuses to obey lawful directions of Employer's Chief Executive Officer or Board of Directors.

          b. Employer may at its option terminate the employment of Employee through written notice to Employee for any other reason or for no reason; however, in the event of such termination:

          (1) Employer shall pay the two years Current Salary, accrued vacation and sick leave pay, and premiums for COBRA coverage in accordance with section 4(c), above.

          (2) Employee will be entitled to receive the payments and benefits described in this paragraph 6(b), if and only if Employee signs a valid general release of all claims against the Company in a form provided by the Company.

          (3) If Employee violates Sections 7 or 8 of this Agreement, Employer's obligation to continue to provide the payments and benefits, as described in this Section 6(b), shall immediately terminate, and the Employer will have no further obligation to Employee pursuant to this Agreement, provided that the cessation of payments and benefits under Section 6(b) shall not limit Employer's rights to pursue other remedies at law or in equity.

          c. Employee may at his option terminate his employment with Employer under this Agreement through written notice to Employer for the following reasons:

          (1) Employer materially breaches any of the provisions of this Agreement and fails to cure the breach within thirty (30) days after receiving specific written notice of the breach and action required to cure the breach;

          (2) Employer is declared bankrupt or a receiver is appointed.

          (3) Employer liquidates or otherwise ceases business operations; or

          (4) At any time after the first anniversary of the Effective Date,, without cause, provided Employee has given Employer thirty (30) days prior written notice.

          d. In the event that Employee elects to terminate his employment under
Section 6(c):

          (1) Employer shall pay Employee the two years Current Salary, accrued vacation and sick leave pay; and premiums for COBRA coverage in accordance with Section 4(c), above.

          (2) Employee will be entitled to receive the payments and benefits described in this paragraph 6(d) if and only if Employee signs a valid general release of all claims against the Company in a form provided by the Company;

          (3) If Employee materially violates Sections 7 or 8 of this Agreement, Employer's obligation to continue to pay Employee's compensation, as described in this Section 6(d), shall immediately terminate, and the Employer will have no further obligation to Employee pursuant to this Agreement, provided that the cessation of Employee's compensation under this Section 6(d)(5) shall not limit Employer's rights to pursue other remedies at law or in equity.

          e. Employee's termination of employment for any other reason shall constitute a material breach of this Agreement, and shall terminate Employer's obligations under this Agreement, without limiting Employer's rights to pursue other remedies at law or in equity; and

          f. Employee shall continue to be subject to the restrictions in Sections 7 and 8 of this Agreement following termination of employment for any reason.

          g. If Employee's employment has been terminated under 6b or 6c, Employer will indemnify Employee for third party claims against Employee relating to his employment to the same extent Employee would have been indemnified by Employer had he been employed under this Agreement.

     7. Confidential Information and Goodwill.

          a. Employee has acquired and will acquire knowledge of Employer's confidential information. Confidential information is information which is of a unique nature relating to the Employer's business operations, internal structure, financial affairs, programs, recipes, formulations, brewing methods, systems, procedures, manuals, confidential reports, lists of customers and prospective customers, sales and marketing methods, as well as the amount, nature and type of product, equipment and methods used and preferred by Employer's customers and the prices paid by Employer's customers or any other information which is confidential or proprietary or otherwise not available to the general public. Disclosure of material confidential information could cause substantial loss to the Employer. Employee agrees that Employee will not for any purpose disclose any confidential information obtained by Employee during employment with the Employer to any person or entity.

          b. Employee may have access to records of the Employer. Records are all contracts, agreements, financial books, instruments and documents, client lists, memoranda, data, reports, recipes, formulations, brewing records, tapes, rolodexes, telephone and address books, letters, research, card decks, listings, programming, and any other instruments, records or documents relating or pertaining to manufacturing or customer sales by Employer or Employee, the services rendered by Employee, or the business of the Employer. Records will remain Employer's property. When Employee's employment terminates, Employee will return to Employer all Records and will neither make nor retain any copies of any Records in hard copy or electronic form after termination of employment.

          c. During the term of this Agreement and thereafter, Employee shall diligently, legally and freely perform his duties as set forth in this Agreement and shall take no action that would materially damage the goodwill of the Employer. During the term of this Agreement and thereafter, Employee agrees that he will not make any oral or written statement to any third party that is intended to, or does, call into question the (1) conduct, business practices or business judgment of the Employer or any of its officers, directors or business partners; or (2) quality of the Employer's products or services.

     8. Restrictive Covenants; Consulting Agreement; Extension of Options.

          a. Employee will perform services which have a unique value to Employer which if used in competition with Employer could cause serious and irreparable harm to Employer. Employee will develop goodwill for Employer through personal contact with customers and others who have business relationships with Employer. This goodwill, which is a proprietary asset of Employer, may follow Employee after the employment with Employer terminates. Employee agrees that while employed by Employer and for a period of three (3) years following the termination of his Employment, whether under Section 2 or
Section 6, Employee will not, unless given prior written consent by Employer:

          (1) directly or indirectly solicit, induce, influence or attempt to solicit, induce or influence any person or entity who was employed by Employer during the same time as Employee to end or modify his/her employment relationship with Employer, or to work for Employee or any other entity (this means, among other things that Employee will not recruit or hire any of Employer's employees, or identify such people to any third party as a potential candidate for employment or contractor relationship). Employee will not directly or indirectly persuade or attempt to persuade any customer, supplier, distributor, retailer, person or entity which does business with Employer during the time of Employee's employment with Employer, to discontinue or modify its existing business relationship with Employer and its affiliates.

          (2) engage or act, either as a consultant, independent contractor, proprietor, partner, employee, officer, or in any other capacity, in any business which brews, packages, markets or distributes craft alcoholic malt beverages in any state of the continental United States or in any foreign country, where Employer brewed, packaged, marketed or distributed alcoholic malt beverages during the term of this Agreement, provided however that this Subsection 8(a) (2) shall not apply to Employee if Employee's employment is terminated pursuant to 6(c)(1) - (3), above, and provided further that if this Subsection does apply, it shall not prevent Employee from providing consulting services relating to the Canadian market to Canadian business entities.

          b. If any provision or portion of this section of the Agreement is held unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, the provision will be deemed to be modified to the extent necessary for the provision to be legally enforceable to the fullest extent permitted by applicable law. Any court of competent jurisdiction may enforce any provision of this section or modify any provision in order that the provision will be enforced by the court to the fullest extent permitted by applicable law.

          c. Employee agrees that for a period of three (3) years following termination of his employment, he shall make himself available in person or by telephone conference for consultation with Employer's principal managers and its Board of Directors (the "Consulting Agreement"). Such consultation shall be on an "as needed" basis, following reasonable notice to Employee, and reasonably subject to Employee's travel and work schedule post employment. Employee shall receive compensation at the rate of $500 per day of consulting and travel time devoted to the services by Employee.

          d. Violation by Employee of the provisions of Sections 7 or 8 of this Agreement could cause irreparable injury to Employer and there is no adequate remedy at law for violation of those provisions. Employer has, in addition to other legal or equitable remedies, the right to enjoin Employee in a court of equity from violating those provisions. The cessation of Employee's compensation under Section 6 shall in no way limit the damages available to the Employer upon violation by Employee of Sections 7 or 8 of this Agreement.

          e. Employee and Employer acknowledge that this Agreement does not amend or modify his outstanding option agreements, and that his outstanding option agreements, if not earlier exercised, must be exercised on the earlier of
(i) the latest date upon which the respective option agreements could expire by their original terms under any circumstances, notwithstanding anything to the contrary in the agreements evidencing such options or (ii) the dates that are three months after the termination of Employee's employment, for Option Agreements ISO-92687, dated May 20,1999, and ISO-92822, dated August 3, 2001, and three months after termination of Employee's Consulting Agreement for OPO20011, dated August 27, 2002 (or, for each option agreement, six months after the date of death or disability if such termination occurs on account of Employee's death or disability).

     9. Employee's Death or Disability. Employee's employment pursuant to this Agreement shall terminate automatically on the date of Employee's death or disability. In that event, Employer shall pay to Employee or to Employee's estate or legal guardian, as applicable, Employee's base pay as of the date of termination for a period of two years following such termination, plus accrued vacation pay, plus Employee's bonus calculated and paid in accordance with the respective formula set forth on Schedule A and pro-rated to the date of termination. For purposes of this Agreement, Employee shall be deemed to be disabled (as medically determined by an independent physician) if, for a period of at least six (6) consecutive months he is unable to perform the essential functions of his position with or without reasonable accommodation. For purposes of this Agreement, if Employee's employment terminates by reason of his disability, his employment termination date shall be deemed to be the last day of the six (b) month period described above. In the event that Employee dies within one year after Employee's employment has been terminated pursuant to
Section 6(b) or Section 6(c), Employer shall continue to pay Employee's estate the compensation, other than the annual performance bonus, then in effect on the date of Employee's death until the second anniversary of the date Employee's employment terminated, whereupon Employer's obligation to pay compensation under
Section 6 shall cease. In addition, vested and unexercised options held by Employee shall be exercisable for a period of one year from the date of Employee's death or termination of employment by disability. Employee shall continue to be subject to the restrictions in Sections 7 and 8 of this Agreement following termination of employment due to disability.

     10. Notices. All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand delivered and a signed receipt is given or mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to Employer to:

         Secretary of the Board of Directors
         Redhook Ale Brewery, Incorporated
         14300 NE 145th Street, Suite 210
         Woodinville, WA 98072
and if to Employee to:

         Paul S. Shipman
         14300 NE 145th Street, Suite 210
         Woodinville, WA 98072

or at any other address as either party notifies the other of in writing.

     11. Arbitration.

          a. In the event of any dispute between the parties arising out of or related to the enforcement or interpretation this Agreement or concerning this Agreement, the subject matter hereof or thereof, the making, performance, breach or termination of this Agreement or the rights and duties of the parties in relation hereto or thereto, the parties agree that, in lieu of initiating judicial proceedings, the dispute shall be submitted to and resolved by binding arbitration before a single arbitrator under the employment arbitration rules of the American Arbitration Association ("AAA") then existing, selected in accordance with AAA rules. The place of arbitration shall be agreed to by the parties or in the absence of such agreement shall be King County, Washington. The parties agree that judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. The arbitrator may order specific performance or other equitable relief or remedies to the extent they deem it appropriate, in any situation in which a court could so order. Each party hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to such party at the address designated below, and shall be deemed effective as provided in that paragraph, hereof or in any other manner permitted by law. The decision of the arbitrator shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to and to enforce the decision of the arbitrators hereunder, which judgment may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This provision shall not preclude the filing of a lawsuit or other judicial action to enable the recording of a notice of pending action, or for attachment, receivership, injunction or other provisional remedies. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

          b. By agreeing to arbitration under this paragraph, both Employee and Employer understand that they are agreeing to have any dispute relating to Employee's employment decided by a neutral arbitrator, and as to those disputes decided by the neutral arbitrator, Employee and Employer fully and forever waive their respective rights to a trial of any action or proceeding arising out of this Agreement by jury. This waiver means judgment may be entered by a neutral arbitrator.

     12. Miscellaneous.

          a. This Agreement binds and benefits Employer and its successors and assigns. This Agreement binds and benefits Employee and Employee's heirs, personal and legal representatives, and guardians. No portion of this Agreement or interest in it may be assigned by Employee.

          b. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between Employer and Employee with respect to the subject matter hereof. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by Employer and Employee.

          c. This Agreement will be governed by and enforced and construed in accordance with the laws of the State of Washington.

          d. In any dispute arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs.

          e. In the event of a breach of this Agreement, the non-breaching party may maintain an action for specific performance against the party who is alleged to have breached any of the terms of the Agreement. This subsection will not be construed to limit in any manner any other rights or remedies an aggrieved party may have by virtue of any breach of this Agreement.

          f. Each of the parties has the right to waive compliance with any obligation of this Agreement, but a waiver by any party of any obligation will not be deemed a waiver of compliance with any other obligation or of its right to seek redress for any breach of any obligation on any subsequent occasion, nor will any waiver be deemed effective unless in writing and signed by the party so waiving.

          g. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. If any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be limited to the minimum extent necessary to render the same enforceable or valid. The unenforceability of any provision of this Agreement in a specific situation, or the unenforceability of any portion of any provision of this Agreement in a specific situation, shall not affect the enforceability of (i) that provision or portion of provision in another situation or (ii) the other provisions or portions of provisions of this Agreement if such other provisions or the remaining portions could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

"EMPLOYER"
Redhook Ale Brewery, Incorporated



By /s/ David J. Mickelson                                 Date:  2/13/08
   ----------------------                                       ---------
       Its  President and Chief Operating Officer
          -----------------------------------------


"EMPLOYEE"



By /s/ Paul S. Shipman                                    Date:  Feb 13 `08
   -------------------                                          ------------
    Paul S. Shipman

                                   SCHEDULE A

                           Annual Bonus Plan for 2007
                           --------------------------

     A. General. The components of the annual bonus award will be based on meeting bonus goals for the year, as described below, with the portion achievable for each bonus component being computed or awarded as described below. The bonus earned will be paid within twenty-one (21) days after the audited financial statements for the company have been submitted by the Auditors.

     B. Year 2007. Except as noted, for 2007 the bonus components will be paid for the Company's achieving or exceeding the following goals ("Budget" references are to the 2007 Company Budget approved as by the Board):

          Non-Discretionary Goals                                        Award

     1.   Attain budgeted EBITDA                                        $50,000

     2.   Attain at least 4% growth in Net Contribution from            $25,000
          Woodinville retail sales

     3.   Attain at least 4% growth in EBITDA from East Coast           $25,000
          Operations.

          Discretionary Goals

     1    Make significant progress in new business in any or           $10,000
          all of the following areas: Canadian sales and/or licences; alliance partnerships with other micro/craft brewers on contract brewing, license and/or investment

     2    Continue to develop IPA as a growth product while             $10,000
          managing ESB for maturity, all to the benefit of Redhook's EBITDA

     C. Year 2008. For 2008, the bonus components will be established by the Compensation Committee during the first calendar quarter of the year and shall consist of Non-Discretionary Goal Components totaling $100,000 and Discretionary Goal Components totaling $20,000.